                                                                    EXHIBIT 11.1

                           NEW ERA OF NETWORKS, INC.
            Statement Re:  Computation of Net Loss Per Common Share


                                                                    Year Ended
                                                                   December 31,
                                                                       1996
                                                                   ------------
Weighted average common shares
  outstanding                                                        8,054,375

Effect of common stock and common stock
  equivalents issued within one year
  prior to initial public offering pursuant
  to Staff Accounting Bulletin No. 83 (1)                            1,185,374
                                                                   -----------

      Total                                                          9,239,749
                                                                   ===========

Net loss                                                           $(5,672,318)
                                                                   ===========

Net loss per common share                                          $     (0.61)
                                                                   ===========


(1) Common Stock and Common Stock Equivalents issued after January 1, 1996, at prices substantially less than the assumed initial public offering price of $8.00 per share, have been considered outstanding during all periods presented using the treasury stock method.